Exhibit 99

Contact:	Media Relations	Investor Relations
	Jim Badenhausen	William Pike
	212-761-4472	212-761-0008

For Immediate Release

Zoe Cruz and Robert Scully Named Co-Presidents of Morgan Stanley

Cruz and Scully Have Highly Complementary Backgrounds, Strong Working Relationship and Track Records of Success at the Firm

NEW YORK, February 8, 2006 - Morgan Stanley (NYSE:MS) announced today that Zoe Cruz and Robert Scully have been named Co-Presidents of the Firm. Zoe Cruz has served as Acting President since July 2005, while Robert Scully has most recently served as Chairman of Global Capital Markets and Vice Chairman of Investment Banking. They both will report to Morgan Stanley Chairman and Chief Executive Officer John J. Mack.

Ms. Cruz and Mr. Scully will work together on Firm-wide issues, while each focuses on specific areas of the business. Ms. Cruz will continue to oversee the Firm’s institutional securities businesses as well as the retail brokerage business. Mr. Scully will oversee asset management, Discover and the Firm’s expanding private equity business. He also will focus on talent development, senior client relationships and strategic initiatives.

Mr. Mack said, “Zoe and Bob are a perfect team to help us lead Morgan Stanley forward. They each bring to the role outstanding leadership ability, deep insight into our business and culture, and a strong commitment to the Firm and our clients. During more than 24 years at the Firm, Zoe has consistently built successful businesses and delivered bottom-line results for the Firm. Bob has had equally strong success in growing key relationships for the Firm and providing insightful strategic counsel to our clients. They have highly complementary backgrounds and an excellent working relationship that will make them productive partners in this role.”

Ms. Cruz, 50, has served as Acting President since July 2005, and previously was named Co-President in March 2005. She served as global Head of Fixed Income, Commodities and Foreign Exchange from 2000 to 2005, and previously served as Co-Head of the Foreign Exchange Division. Ms. Cruz joined the Firm in 1982, became a Vice President in 1986, a Principal in 1988 and a Managing Director in 1990. She received a bachelor’s degree from Harvard University in 1977 and an MBA from Harvard Business School in 1982.

Mr. Scully, 56, has served most recently as Chairman of Global Capital Markets and Vice Chairman of Investment Banking. In that role, he has been responsible for managing relationships with major clients. Prior to joining the Firm in 1996, Mr. Scully was a Managing Director at Lehman Brothers. He was first named a Managing Director at Salomon Brothers in 1984. Mr. Scully received his bachelor’s degree from Princeton University in 1972, and an MBA from Harvard Business School in 1977.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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